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                                                                     EXHIBIT 5.1


                                 September 25, 1997


Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

Mobile Field Office Company
8211 Town Center Drive
Baltimore, Maryland 21236

Willscot Equipment, LLC
8211 Town Center Drive
Baltimore, Maryland 21236

            Registration Statement on Form S-4 (File No. 333-30753)

Ladies and Gentlemen:

    In connection with the above-referenced Registration Statement on Form S-4 (the "Registration Statement") filed by Williams Scotsman, Inc., a Maryland corporation (the "Company"), Mobile Field Office Company, a New Jersey corporation (the "Guarantor"), and Willscot Equipment, LLC, a Delaware limited liability company (the "Subordinated Guarantor" and together with the "Guarantor," the "Subsidiary Guarantors"), with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as to the legality of the securities being registered thereunder. The Registration Statement relates to the registration under the Act of the Company's 9 7/8% Senior Notes due 2007 (the "New Notes") and the guarantees of the New Notes by the Subsidiary Guarantors (the "Subsidiary Guarantees"). The New Notes are to be offered in exchange for the Company's outstanding 9 7/8% Senior Notes due 2007 (the "Existing Notes"). The New Notes will be issued by the Company pursuant to the terms of the Indenture (the "Indenture"), dated as of May 15, 1997, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Registration Statement.

    In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents:

        (i) the Registration Statement (including the exhibits thereto);

        (ii) the Indenture included as Exhibit 4.1 to the Registration Statement (including the Subsidiary Guarantees set forth therein); and

       (iii) the proposed form of the New Notes included as Exhibit 4.5 to the Registration Statement.

    In addition, we have examined: (i) such limited liability company records of the Subordinated Guarantor as we have considered appropriate, including its operating agreement, dated as of May 22, 1997, certified as in effect on the date hereof; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

    In our examination of the aforesaid documents and in rendering the opinions set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents
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submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents which we examined, (ii) the New Notes will be issued as described in the Registration Statement, (iii) the Indenture was duly authorized, executed and delivered by the parties thereto (other than the Subordinated Guarantor), (iv) the Indenture represents a valid and binding obligation of the Trustee and (v) the New Notes will be duly authorized, executed and delivered. With regard to assumptions (iii) and (v), we refer you to the opinion of Piper & Marbury L.L.P., special counsel to the Company, filed as Exhibit 5.2 to the Registration Statement. We have relied upon the factual matters contained in the representations and warranties of the Company and the Subsidiary Guarantors made in such documents and upon certificates of public officials and officers of the Company and the Subsidiary Guarantors.

    Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

        1. The Indenture represents a valid and binding obligation of the Company and each of the Subsidiary Guarantors enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms.

        2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the New Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

        3. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Subsidiary Guarantees to be endorsed on the New Notes will be legal, valid and binding obligations of the Subsidiary Guarantors enforceable against the Subsidiary Guarantors in accordance with their terms.

    The foregoing opinions are subject to the following assumptions and qualifications: the enforceability of the Indenture, the New Notes and the Subsidiary Guarantees may be (i) subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

    Our opinions expressed above are limited to the laws of the State of New York. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, that are currently in effect.

    We hereby consent to the use of our name in the Registration Statement and in the prospectus therein as the same appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

                                      Very truly yours,
                                      PAUL, WEISS, RIFKIND, WHARTON & GARRISON

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